Exhibit 21.1

List of Subsidiaries of Skype S.A.

The information in this exhibit assumes the completion of our corporate reorganization as described in the prospectus which forms part of the registration statement, pursuant to which Skype Global S.à r.l. will become an indirect wholly-owned subsidiary of Skype S.A.

Name of Subsidiary	State or Country of Incorporation
Skype Communications S.à r.l.	Luxembourg
Skype Global S.à r.l.	Luxembourg
Skype Global Holdco S.à r.l.	Luxembourg
Skype Investments S.à r.l.	Luxembourg
Skype Luxembourg Holdings S.à r.l.	Luxembourg
Skype Software S.à r.l.	Luxembourg
Skype Technologies S.A.	Luxembourg
Springboard Acquisitions S.à r.l.	Luxembourg
Springboard Finance Holdco S.à r.l.	Luxembourg
Springboard Finance S.à r.l.	Luxembourg
Tel Online Limited[1]	Cayman Islands
Skype Czech Republic s.r.o.	Czech Republic
Skype Inc.	Delaware
Springboard Acquisitions Corp.	Delaware
Springboard Finance Holdco LLC	Delaware
Springboard Finance LLC	Delaware
Sonorit ApS	Denmark
Skype Technologies OÜ	Estonia
Skype Hong Kong Limited	Hong Kong SAR
Skype Limited	Ireland
Skype Japan K.K.	Japan
Sonorit Holding AS	Norway
Skype Singapore Pte Ltd.	Singapore
Skype Sweden AB	Sweden
S Technologies Limited	England

[1]	49% ownership interest